Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
BERLINER COMMUNICATIONS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation and,
DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is Berliner Communications, Inc.
SECOND: On December 28, 2006, at a special meeting called for that purpose the Board of Directors of the Corporation adopted resolutions approving the amendment and restatement of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation to read, in its entirety, as follows:
“FOURTH. Shares.
The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred Two Million (102,000,000) shares of which One Hundred Million (100,000,000) shares shall be shares of Common Stock of a par value of $0.00002, and Two Million (2,000,000) shares shall be shares of Preferred Stock of a par value of $0.00002.
THIRD: The amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and, by written consent dated December 28, 2006, the holders of at least a majority of the outstanding shares of stock entitled to vote thereon acting pursuant to the provisions of Section 228 of the DGCL, adopted, approved and ratified such amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation.
FOURTH: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
FIFTH: That the Board has not determined to abandon such proposed Amendment in accordance with the authority granted to it by the resolutions adopted above and the DGCL.
IN WITNESS WHEREOF, I hereunto sign my name this 8th day of February, 2007.

/s/ Nicholas Day
Nicholas Day
General Counsel and Secretary